Exhibit 10.1

SIDE LETTER

This Side Letter Agreement (this “Agreement”) is entered into as of June 30, 2026 (the “Effective Date”), by and between:

CleanCore Solutions, Inc., a Delaware corporation (the “Company”); and

David J. Enholm, an individual (the “Executive”).

The Company and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Executive currently serves as the Chief Financial Officer of the Company pursuant to that certain Employment Agreement between the Company and the Executive, dated March 27, 2023 (the “Employment Agreement”);

WHEREAS, the Parties desire to amend certain compensation terms of the Employment Agreement and to provide the Executive with an equity retention award under the Company’s 2022 Equity Incentive Plan (the “Plan”) in recognition of the Executive’s continued service and contributions to the Company;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has approved the equity award and compensation adjustments described herein; and

WHEREAS, the Parties desire to set forth their agreements regarding such matters in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Salary Adjustment.

Effective July 1, 2026, the Executive’s annual base salary shall be reduced from Seventy-Five Thousand Dollars ($75,000.00) per annum to Sixty-Two Thousand Four Hundred Dollars ($62,400.00) per annum (the “Adjusted Salary”), payable in accordance with the Company’s normal payroll practices and schedule. The Executive acknowledges and agrees that this salary adjustment is voluntary and is being made at the Executive’s request. The Executive waives any claim that such reduction constitutes a breach of the Employment Agreement or “good reason” (or any similar concept) for resignation thereunder.

2. Waiver of PTO Payout.

The Executive hereby voluntarily, knowingly, and irrevocably waives any and all rights to receive a cash payment for accrued or unused paid time off (“PTO”) upon any future termination of employment with the Company, to the fullest extent permitted by applicable law. In connection with this waiver, the Executive acknowledges that:

(a) the Executive has been advised that under Nebraska law (Neb. Rev. Stat. §48-1229 et seq.), PTO may be treated as a form of compensation;

(b) the Executive has been advised to consult with an attorney regarding this waiver and has had a reasonable opportunity to do so;

(c) this waiver is made voluntarily and without coercion, duress, or undue influence by the Company;

(d) adequate consideration has been provided for this waiver in the form of the RSU Award described in Section 3 below; and

(e) the Executive understands the nature and consequences of this waiver.

3. Restricted Stock Unit Award.

3.1 Grant. In consideration of the Executive’s agreements herein, including without limitation the salary adjustment and PTO waiver described above, and the Executive’s continued service to the Company, the Company shall grant to the Executive eighty thousand (80,000) restricted stock units (the “RSU Award”) under the Plan, subject to the terms and conditions of the Plan and a Restricted Stock Unit Award Agreement to be entered into between the Company and the Executive (the “Award Agreement”).

3.2 Vesting. The RSU Award shall vest as follows:

(a) Forty thousand (40,000) RSUs shall vest on July 1, 2026 (the “Initial Vesting Date”); and

(b) Forty thousand (40,000) RSUs shall vest upon the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended June 30, 2026, with the Securities and Exchange Commission (the “SEC”) (the “10-K Filing”), provided that the Executive remains employed by the Company or otherwise continues providing services to the Company through the date of such filing, unless otherwise determined by the Compensation Committee in its sole discretion (the “10-K Vesting Date”).

3.3 Grant Timing. The Company shall use commercially reasonable efforts to cause the RSU Award to be approved and issued as promptly as practicable following the Effective Date in order to establish the grant date fair market value at the earliest available market price of the Company’s common stock.

3.4 Tax Acknowledgment. The Executive acknowledges that the RSUs will be subject to applicable tax withholding upon vesting and that the Company makes no representation or warranty regarding the tax treatment of the RSU Award. The Executive is solely responsible for his own tax obligations arising therefrom.

4. Clawback and Forfeiture Provisions.

4.1 Triggering Events. If, before or after the vesting of any RSUs under this Agreement, the Company determines (whether through internal review, external audit, regulatory inquiry, or otherwise) that the Form 10-K filed (or to be filed) with the SEC:

(a) contains or contained a material misstatement or omission;

(b) must be amended, restated, or supplemented due to non-compliance with SEC rules or applicable accounting standards;

(c) is not timely accepted for filing by the SEC; or

(d) is or becomes subject to a material SEC comment, inquiry, investigation, enforcement action, or internal determination relating to accounting, financial reporting, disclosure controls, internal control over financial reporting, or other matters within the Executive’s responsibility as Chief Financial Officer or principal financial officer,

(each, a “Triggering Event”), then the provisions of Sections 4.2 through 4.5 shall apply.

4.2 Unvested RSUs — Suspension and Forfeiture.

(a) Upon the occurrence or discovery of a Triggering Event, vesting of any then-unvested RSUs shall be automatically suspended pending review by the Compensation Committee.

(b) Following such review, the Compensation Committee may, in its good faith discretion, cancel or forfeit all or a portion of the unvested RSUs if it determines that the Triggering Event is attributable, in whole or in material part, to the Executive’s:

(i) material breach of his duties as Chief Financial Officer or principal financial officer;

(ii) gross negligence or willful misconduct in the performance of such duties;

(iii) knowing failure to disclose material information required to be disclosed;

(iv) material failure to cooperate with auditors, regulators, or the Company’s internal review processes; or

(v) material noncompliance with Company policies, applicable law, or professional standards.

4.3 Vested RSUs/Shares — Recoupment.

(a) To the extent required by applicable law (including Section 304 of the Sarbanes-Oxley Act of 2002), SEC Rule 10D-1, applicable stock exchange listing standards, the Company’s Incentive Compensation Clawback Policy (if any), or the terms of the Plan or Award Agreement, vested RSUs and any shares or proceeds received upon settlement thereof shall be subject to recoupment and clawback in accordance with such requirements.

(b) In addition, if no mandatory clawback provision described in Section 4.3(a) applies to the circumstances, the Compensation Committee may, in its good faith discretion, require recoupment, repayment, or forfeiture of all or a portion of vested RSUs, shares received upon settlement, or proceeds from the sale of such shares, if the Compensation Committee determines that a Triggering Event has occurred and is attributable, in whole or in material part, to the conduct described in Section 4.2(b)(i) through (v) above.

4.4 Procedure.

(a) Before making any determination under this Section 4, the Compensation Committee shall provide the Executive with written notice describing the Triggering Event and the basis for the proposed action, and shall afford the Executive a reasonable opportunity (not less than fifteen (15) business days) to respond in writing, unless providing such notice or opportunity would be inconsistent with applicable law, regulatory requirements, or a court or regulatory order.

(b) Determinations by the Compensation Committee under this Section 4 shall be made in good faith and shall be final and binding on the Parties absent manifest error or fraud.

4.5 Remedies. Remedies available to the Compensation Committee under this Section 4 may include, without limitation:

(a) forfeiture or cancellation of unvested RSUs;

(b) cancellation of outstanding but unsettled RSUs;

(c) repayment of shares or the fair market value of shares received upon settlement;

(d) repayment of proceeds from the sale of shares received upon settlement;

(e) offset against amounts otherwise owed by the Company to the Executive, to the extent permitted by applicable law; and

(f) delayed settlement or vesting pending completion of the Compensation Committee’s review.

4.6 Preservation of Mandatory Clawback. Nothing in this Section 4 shall limit, restrict, or otherwise affect: (a) the application of Section 304 of the Sarbanes-Oxley Act of 2002; (b) SEC Rule 10D-1 and applicable stock exchange listing standards; (c) the Dodd-Frank Wall Street Reform and Consumer Protection Act; (d) the Company’s Incentive Compensation Clawback Policy (as may be adopted or amended from time to time); (e) the terms of the Plan or the Award Agreement; or (f) any other applicable law, rule, or regulation requiring recovery of compensation.

4.7 Materiality Standard. For the avoidance of doubt, the Compensation Committee shall not exercise its discretion under Sections 4.2 or 4.3 with respect to Triggering Events that are immaterial in nature or that are not reasonably attributable to the Executive’s conduct or responsibilities.

5. No Admission; Status of Employment.

Nothing in this Agreement shall constitute or be construed as: (a) notice of resignation, termination, or separation of the Executive’s employment with the Company; (b) an admission by either Party of any liability, wrongdoing, or breach; or (c) a modification of the Executive’s duties, title, or reporting relationships, except as expressly set forth in Section 1 above regarding salary. The Executive’s employment shall continue to be governed by the Employment Agreement, as amended hereby, and applicable Company policies.

6. Continued Effect of Employment Agreement.

Except as expressly amended by this Agreement, the Employment Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms of this Agreement and the Employment Agreement, this Agreement shall control.

7. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

8. Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by electronic means (including PDF, DocuSign, or similar technology) shall be deemed original signatures for all purposes.

9. Entire Agreement.

This Agreement, together with the Employment Agreement (as amended hereby), the Plan, and the Award Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

CLEANCORE SOLUTIONS, INC.

/s/ Tyler Hassen
Tyler Hassen
Chief Executive Officer
CleanCore Solutions, Inc.

Date: June 30, 2026

EXECUTIVE:

/s/ David J. Enholm
David J. Enholm
Individually

Date: June 30, 2026